Exhibit 23.2


           Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of Rediff.com India Limited for the registration of American Depository Shares and Debt Securities and to the incorporation by reference therein of our report dated April 21, 2003 with respect to the March 31, 2003 and 2002 consolidated financial statements of Rediff Holdings, Inc. and Subsidiaries included in the Annual Report (Form 20-F) of Rediff.com India Limited for the year ended March 31, 2004, filed with the Securities and Exchange Commission.


                                            /s/ Ernst & Young LLP

New York, New York
February 2, 2005